Exhibit 10.1

May 15, 2021

Tim Mayleben

Re:     CEO Departure Agreement

Dear Tim:

This letter confirms that you will be leaving your role as President and Chief Executive Officer of Esperion Therapeutics, Inc. (the “Company”), effective May 17, 2021 (the “Date of Termination”). The Board of Directors of the Company (the “Board”) appreciates your substantial contributions to the Company and would like to make this transition as seamless as possible.

The ending of your employment is not a Terminating Event for purposes of the employment agreement between you and the Company dated May 14, 2015 (the “Employment Agreement”). Subject to the terms of and contingent upon you entering into, not revoking and complying with the agreement proposed below (the “Agreement”), we mutually agree that you will provide up to nine (9) months of consulting services to the Company and continue to vest in certain outstanding equity awards during such time, and to receive an extended exercise period for your vested stock options.

With those understandings, the Agreement between you and the Company is as follows:

1.	Ending of Employment

(a)            Accrued Benefit. Your employment will end on the Date of Termination. You will be paid your earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits that you may have under any employee benefit plan of the Company through the Date of Termination (the “Accrued Benefit”). You will not be eligible for any bonus compensation for the 2021 performance year. You acknowledge and agree that except as set forth in this Agreement, you are not owed any further compensation from the Company. You and the Company further acknowledge and agree that this document satisfies any notice requirements under the Employment Agreement regarding the ending of your employment.

(b)            COBRA Benefit. You will be able to continue group healthcare insurance coverage after the Date of Termination under the law known as “COBRA”, subject to eligibility requirements and at your own cost; provided that, and notwithstanding the foregoing, if you properly elect and are eligible for COBRA health continuation, then subject to your copayment of premium amounts at the applicable active employees’ rate, the Company will pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the end of the Consulting Period (as defined below); (B) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your health continuation rights under COBRA. This is referred to herein as the “COBRA Benefit.” Your eligibility to participate in any other employee benefit plans and programs of the Company will cease on or after the Date of Termination in accordance with applicable benefit plan or program terms and practices.

(c)            Board Service. In connection with the ending of your employment, you hereby resign from any officer, director or other positions that you hold with the Company or any of its affiliates effective as of the Date of Termination. You agree to execute any documents that the Company may reasonably request to effectuate those departures.

2.	Post-Employment Consulting

(a)            Consulting Services. Provided that you enter into, do not revoke and comply with this Agreement, then immediately following the Date of Termination, you will become a consultant to the Company and provide consulting services on an as-needed basis to the Company (the “Consulting Services”) until the date that is nine (9) months after the Date of Termination, unless you or the Company sooner terminate such arrangement in accordance with this Section 2(a) (such period, the “Consulting Period”). You may terminate the Consulting Period for any reason prior to its expiration upon five (5) days’ written notice to the Lead Outside Director. The Company may terminate the Consulting Period for Cause (as defined in the Employment Agreement) upon written notice to you and subject to any applicable cure period.

(b)            Continued Equity Vesting during Consulting Period and Salary Continuation. In exchange for providing the Consulting Services, during the Consulting Period you will continue vesting in your unvested outstanding stock options and other stock-based awards, including, without limitation, restricted stock units, in each case subject only to time-based vesting (collectively, the “Time-Based Equity Awards”), subject to the terms of the applicable stock option agreement(s) and other stock-based award agreement(s), as so modified, and the applicable equity incentive plan(s) (collectively, the “Equity Documents”); provided that, and notwithstanding the foregoing or anything else to the contrary, the option granted to you by the Company in 2021 to purchase 175,000 shares of the Company’s common stock (the “2021 Option”) shall cease vesting as of the Date of Termination, and the unvested portion of the 2021 Option shall immediately terminate and be of no further force or effect as of the Date of Termination. During the three- month period following the Date of Termination you will also receive post-employment salary continuation at your final base salary rate, payable on the first regularly scheduled payroll date each month. For the avoidance of doubt, there will be no break in your service relationship with the Company between the Date of Termination and the first day of the Consulting Period for purposes of the continued vesting described in this Section 2(b). The (i) continued vesting described in this Section 2(b); (ii) Extended Exercise Period described in Section 3; and (iii) post- employment salary continuation at your final base salary rate for the three (3) month period immediately following the Date of Termination shall be the sole consideration provided to you by the Company in exchange for the Consulting Services. Notwithstanding anything to the contrary in the Equity Documents, any outstanding stock options and other stock-based awards, including, without limitation, restricted stock units, in each case subject only to performance-based vesting, will cease vesting on the Date of Termination.

(c)            Independent Contractor. During the Consulting Period, you will no longer be an employee of the Company, but instead will be retained as an independent contractor. You will be solely responsible for payment of all charges and taxes arising from your relationship to the Company as an independent contractor. You agree that during the Consulting Period, you will not state or imply, directly or indirectly, that you are empowered to bind the Company without the Company’s prior written consent. You will be reimbursed for all reasonable expenses you incur to perform such Consulting Services, subject to you providing documentation of such expenses and consistent with Company policy. You acknowledge and agree that the Restrictive Covenants (as defined below) shall remain in full force and effect during the Consulting Period, and that you will treat any information concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public that you learn during the Consulting Period as “Proprietary Information”, as defined in the Restrictive Covenants.

3.	Extended Exercise Period

Provided that you enter into, do not revoke and comply with this Agreement, then the Company shall extend the exercise period with respect to your vested stock options until the earlier of (i) the original 10-year expiration date for such vested stock options as provided in the applicable Equity Documents, or (ii) the 18-month anniversary of the last day of the Consulting Period (the “Extended Exercise Period”), provided that any stock option subject to this Extended Exercise Period shall cease to be treated for tax purposes as an incentive stock option.

4.	Sale Event

If a Sale Event (as defined in the Employment Agreement) occurs on or prior to the Date of Termination, all of the Time-Based Equity Awards held by you as of the date of the Sale Event shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of immediately prior to the Sale Event. Notwithstanding anything to the contrary in the Equity Documents, if a Sale Event occurs at any time after the Date of Termination, including without limitation during the Consulting Period, none of the stock options and other stock-based awards, including, without limitation, restricted stock units, held by you will be subject to accelerated vesting as a result of the occurrence of the Sale Event.

5.	Release of Your Claims

In consideration for, among other terms, the opportunity to continue your service relationship with the Company as a consultant for the limited post-employment Consulting Period and continue to vest in certain outstanding equity awards during such time, the COBRA Benefit and the Extended Exercise Period, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by the Company and the ending of your employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964);

•	for wages, bonuses, incentive compensation, commissions, additional stock grants, unvested stock options, restricted stock units, vacation pay or any other compensation or benefits;

•	under any state employment statute, including without limitation the Michigan Elliott- Larsen Civil Rights Act (ELCRA), Michigan Persons With Disabilities Civil Rights Act (PWDCRA), Payment of Wages and Fringe Benefits Act (WFBA), Michigan Whistleblowers’ Protection Act (WPA), the Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act (MIOSHA), the Michigan Social Security Number Privacy Act and the Michigan Internet Privacy Protection Act;

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any state mini-WARN laws); and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement or any vested rights under the Company’s employee benefit plans, or release claims that cannot be released as a matter of law.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.	Restrictive Covenants; Continuing Obligations

You acknowledge and agree that the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between you and the Company dated January 22, 2014, which is attached hereto as Exhibit A, remains in full force and effect. You further agree that the definition of “Company” in Exhibit A shall include the Company’s subsidiaries and other affiliates and its and their successors and assigns. The terms of Exhibit A, as modified by the preceding sentence, are incorporated by reference as material terms of this Agreement (the “Restrictive Covenants”).

You acknowledge and agree that any other policies and agreements with post-employment continuing obligations, including without limitation the Company’s Special Trading Procedures for Insiders (together with the Restrictive Covenants, the “Continuing Obligations”), will survive in accordance with their terms.

7.	Return of Property

You agree to return to the Company by the Date of Termination, or sooner upon a request by the Lead Outside Director, all Company property with the exception of your iPhone (including, without limitation, computer equipment, MacBook, iPad, software, keys and access cards, credit cards and files) and all copies of Proprietary Information (as defined in the Restrictive Covenants) in your possession or control. You agree to surrender your iPhone to the Company so that all Proprietary Information and software may be removed before it is returned to you. After returning all Company property (with the exception of property specifically listed herein) and copies of Proprietary Information, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Date of Termination. In the event that you discover that you continue to retain any such information or property, you shall return it to the Company immediately. The Company agrees, upon a request by you on or promptly following the Date of Termination, to issue you a MacBook and iPad in exchange for the return of your Company MacBook and iPad.

8.	Non-Disparagement; Communications about Departure

(a)            Non-Disparagement by You. Subject to Section 10 of this Agreement, you agree to take no actions and make no statements, written or oral, that are disparaging about or adverse to the business interests of the Company or any of its affiliates, its or their current or former employees, directors, officers or agents, or its or their products or services. These non- disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

(b)            Non-Disparagement by the Company. The Company agrees to instruct current members of the Board to take no actions and make no statements, written or oral, that are disparaging about or adverse to you. These non-disparagement obligations shall not in any way affect the obligation of the Company or any of its employees, officers or directors to testify truthfully in any legal proceeding.

(c)            Communications about Your Departure. You agree that you will not (without the prior written approval of the Lead Outside Director) communicate about your departure with anyone until after the Company has made a formal, internal written announcement about your departure (the “Company Announcement”); provided that you may communicate with your tax advisors, attorneys, and spouse about your departure before the Company Announcement, provided further that you first advise such persons not to reveal information about your departure and each such person agrees. The Company agrees to consult and work in good faith with you in drafting the Company Announcement, provided that the Company will determine the wording that is approved for release. Once the Company has issued the Company Announcement, you agree that any of your communications regarding your departure will be consistent with the Company Announcement, and you agree to communicate positively about your employment at the Company as well as your departure both internally and externally.

9.	Future Cooperation

During and after your employment, you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation, whether internal or external, or any review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 9.

10.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

12.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as set forth in this Agreement.

13.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenants) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.	Relief

You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your Continuing Obligations or your promises set forth in Sections 6 through 9 of this Agreement (the “Specified Sections”) and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations or the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

15.	Waiver; Amendment

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and the Lead Outside Director.

16.	Governing Law

This Agreement shall be interpreted and enforced under the laws of the State of Michigan without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either the Company, you or the “drafter” of all or any portion of this Agreement.

17.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company regarding the subject matter herein and supersedes any previous agreements or understandings between you and the Company regarding such subject matter, including, without limitation, the Employment Agreement, except that the Continuing Obligations, the Equity Documents and any other obligations specifically preserved in this Agreement remain in full force and effect.

18.	Time for Consideration; Effective Date

You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

19.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures shall have the same legal effect as originals.

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Please indicate your agreement to the terms of this Agreement by signing and returning the original or a PDF copy of this letter within the time period set forth above.

We wish you the best in your future endeavors.

Very truly yours,

ESPERION THERAPEUTICS, INC.

By:	/s/ Nicole Vitullo	5/16/2021
Name:	Nicole Vitullo	Date

Title:	Lead Director

This is a legal document. Your signature will commit you to its terms. You are advised to consult with an attorney before signing this Agreement. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Tim Mayleben	5/16/2021
Tim Mayleben	Date